                                             FILED PURSUANT TO RULE 424(b)(5)
                                             REGISTRATION NO. 333-20911


PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 26, 1997)


$2,000,000,000                                           [WORLDCOM, INC. LOGO]

WORLDCOM, INC.


$600,000,000 7.55% SENIOR NOTES DUE 2004
$1,100,000,000 7.75% SENIOR NOTES DUE 2007
$300,000,000 7.75% SENIOR NOTES DUE 2027

The 7.55% Senior Notes Due 2004 (the "Notes Due 2004"), which will mature on April 1, 2004, the 7.75% Senior Notes Due 2007 (the "Notes Due 2007"), which will mature on April 1, 2007, and the 7.75% Senior Notes Due 2027 (the "Notes Due 2027"), which will mature on April 1, 2027 (collectively, with the Notes Due 2004 and the Notes Due 2007, the "Notes"), are being offered by WorldCom, Inc. ("WorldCom" or the "Company"). Interest on the Notes will be payable semiannually on April 1 and October 1 of each year, commencing October 1, 1997. Each holder of the Notes Due 2027 may require the Company to repurchase all or a portion of the Notes Due 2027 owned by such holder on April 1, 2009 at a purchase price equal to 100% of the principal amount thereof. See "Description of the Notes -- Purchase at Option of Holder."

The Notes Due 2004 and the Notes Due 2007 will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, and the Notes Due 2027 will be redeemable, as a whole or in part, at the option of the Company, at any time and from time to time beginning April 2, 2009, at respective redemption prices equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted at the Treasury Rate (as defined herein) plus 15 basis points for the Notes Due 2004 or plus 20 basis points for the Notes Due 2007 and the Notes Due 2027, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption. See "Description of the Notes -- Optional Redemption."

Each of the Notes Due 2004, the Notes Due 2007 and the Notes Due 2027 will be represented by one or more Global Securities registered in the name of a nominee of The Depository Trust Company, as Depositary. See "Description of the
Notes -- Delivery and Form; -- Same-Day Settlement and Payment."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
                                                    PRICE TO          UNDERWRITING        PROCEEDS TO
                                                    PUBLIC(1)           DISCOUNT         COMPANY(1)(2)
Per Note Due 2004............................  99.834%               .875%            98.959%
Total........................................  $599,004,000          $5,250,000       $593,754,000
Per Note Due 2007............................  99.842%               .875%            98.967%
Total........................................  $1,098,262,000        $9,625,000       $1,088,637,000
Per Note Due 2027............................  99.977%               .875%            99.102%
Total........................................  $299,931,000          $2,625,000       $297,306,000
---------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from April 1, 1997 to date of delivery.
(2) Before deducting expenses payable by the Company estimated at $810,000.

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company on or about April 1, 1997.

SALOMON BROTHERS INC
            GOLDMAN, SACHS & CO.
                        CREDIT SUISSE FIRST BOSTON
                                     NATIONSBANC CAPITAL MARKETS, INC.

The date of this Prospectus Supplement is March 26, 1997.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

     WorldCom is one of the four largest long distance telecommunications companies in the United States. The Company provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

     WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service and interconnection via Network Access Points to Internet service providers.

     On December 31, 1996, WorldCom, through a wholly owned subsidiary, merged with MFS Communications Company, Inc. ("MFS"). MFS provides telecommunications services and systems for business and government customers. MFS is a leading provider of alternative local network access facilities via digital fiber optic cable networks that it has installed in and around approximately 41 United States cities, and in several major European cities. MFS also provides domestic and international long distance telecommunications services via its network platform, which consists of MFS-owned transmission and switching facilities, and network capacity leased from other carriers primarily in the United States and Western Europe.

     On August 12, 1996, MFS acquired UUNET Technologies, Inc. ("UUNET") through a merger of a subsidiary of MFS with and into UUNET. UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and online services providers. UUNET provides both dedicated and dial-up Internet access, and other applications and services which include Web server hosting and integration services, client software and security products, training and network integration and consulting services.

     Prospective investors should carefully consider the information, including the risk factors, set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated by reference into the Prospectus and this Prospectus Supplement.

                                USE OF PROCEEDS

     The net proceeds of the offering are estimated to be $1,978,887,000. The Company intends to use the net proceeds of the offering to pay down a portion of its indebtedness under the Company's $3.75 billion five-year revolving credit facility (the "Credit Facility") and for other corporate purposes. The Credit Facility matures on June 30, 2001, and indebtedness outstanding thereunder bears interest at variable rates, including a Base Rate (as defined in the Credit Facility) or the LIBOR rate plus applicable margin. The applicable margin for a LIBOR rate borrowing varies from .35% to .875% based upon a specified financial test. As of March 26, 1997, the outstanding indebtedness under the Credit Facility bore interest at a weighted average rate of 6.0% per annum.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1996, and as adjusted to give effect to the sale by the Company of the Notes offered hereby (as if such sale occurred on such date).

                                               DECEMBER 31, 1996
                                          ----------------------------
                                            ACTUAL         AS ADJUSTED
                                          -----------      -----------
                                             (THOUSANDS OF DOLLARS)
Short-term debt:
  Current maturities of long-term
     debt...............................  $    22,424      $    22,424
                                          ===========      ===========
Long-term debt:
  7.55% Senior Notes Due 2004...........           --          600,000
  7.75% Senior Notes Due 2007...........           --        1,100,000
  7.75% Senior Notes Due 2027...........           --          300,000
Other long-term debt, less current
  portion...............................    4,803,581        2,824,694
                                          -----------      -----------
          Total long-term debt..........    4,803,581        4,824,694
                                          -----------      -----------
Shareholders' investment:
  Series A Preferred Stock, par value
     $.01 per share; 94,992 shares
     authorized, issued and
     outstanding........................            1                1
  Series B Preferred Stock, par value
     $.01 per share; 15,000,000 shares
     authorized; 12,699,948 shares
     issued and outstanding.............          127              127
  Preferred Stock, par value $.01 per
     share; 34,905,008 shares
     authorized; none issued and
     outstanding........................           --               --
  Common Stock, par value $.01 per
     share; 2,500,000,000 shares
     authorized; 885,080,264 shares
     issued and outstanding.............        8,851            8,851
  Additional paid-in capital............   14,855,881       14,855,881
  Unrealized holding gain on marketable
     equity securities..................       28,832           28,832
  Retained earnings (deficit)...........   (1,933,716)      (1,933,716)
                                          -----------      -----------
          Total shareholders'
            investment..................   12,959,976       12,959,976
                                          -----------      -----------
            Total capitalization........  $17,763,557      $17,784,670
                                          ===========      ===========

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Senior Securities set forth in the accompanying Prospectus under "Description of Debt Securities" to which reference is hereby made.

CERTAIN TERMS OF THE NOTES DUE 2004

     The Notes Due 2004 are a series of Debt Securities described in the accompanying Prospectus, which will be Senior Securities, will be limited to $600 million aggregate principal amount and will mature on April 1, 2004. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes Due 2004 and of the Senior Indenture dated as of March 1, 1997 (the "Indenture") between the Company and Mellon Bank, N.A., as trustee (the "Trustee"), under which the Notes Due 2004 will be issued.

     The Notes Due 2004 will bear interest at the rate of 7.55% per annum from April 1, 1997, payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997, to the persons in whose names the Notes Due 2004 are registered at the close of business on the preceding March 15 or September 15, each a record date, as the case may be. Principal of and interest on the Notes Due 2004 will be payable (and the Notes Due 2004 may be presented for repayment) at the office or agency of the Company maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes Due 2004 will not be subject to any sinking fund.

CERTAIN TERMS OF THE NOTES DUE 2007

     The Notes Due 2007 are a series of Debt Securities described in the accompanying Prospectus, which will be Senior Securities, will be limited to $1.1 billion aggregate principal amount and will mature on April 1, 2007. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes Due 2007 and of the Indenture under which the Notes Due 2007 will be issued.

     The Notes Due 2007 will bear interest at the rate of 7.75% per annum from April 1, 1997, payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997, to the persons in whose names the Notes Due 2007 are registered at the close of business on the preceding March 15 or September 15, each a record date, as the case may be. Principal of and interest on the Notes Due 2007 will be payable (and the Notes Due 2007 may be presented for repayment) at the office or agency of the Company maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes Due 2007 will not be subject to any sinking fund.

CERTAIN TERMS OF THE NOTES DUE 2027

     The Notes Due 2027 are a series of Debt Securities described in the accompanying Prospectus, which will be Senior Securities, will be limited to $300 million aggregate principal amount and will mature on April 1, 2027. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes Due 2027 and of the Indenture under which the Notes Due 2027 will be issued.

     The Notes Due 2027 will bear interest at the rate of 7.75% per annum from April 1, 1997, payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997, to the persons in whose names the Notes Due 2027 are registered at the close of business on the preceding March 15 or September 15, each a record date, as the case may be. Principal of and interest on the Notes Due 2027 will be payable (and the Notes Due 2027 may be presented for repayment) at the office or agency of the Company maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes Due 2027 will not be subject to any sinking fund.

RANKING

     At December 31, 1996, the aggregate amount of indebtedness of the Company that would have ranked pari passu with the Notes was approximately $3.28 billion, which represents the amount outstanding under the Credit Facility on that date. The Notes will be effectively subordinated to all obligations, including trade payables, of the Company's subsidiaries to the extent of the assets of such subsidiaries available to satisfy such obligations. As of December 31, 1996, the aggregate amount of such obligations of the Company's subsidiaries (excluding intercompany indebtedness) was approximately $2.78 billion; of this amount, (i) $685.8 million represented the accreted value of MFS's 9 3/8% Senior Discount Notes due 2004 and (ii) $674.5 million represented the accreted value of MFS's 8 7/8% Senior Discount Notes due 2006.

PURCHASE AT OPTION OF HOLDER

     Each Holder of the Notes Due 2027 will have the right to require the Company to repurchase all or a portion of the Notes Due 2027 owned by such Holder (the "Put Option") on April 1, 2009 (the "Put Option Exercise Date") at a purchase price equal to 100% of the principal amount of the Notes Due 2027 tendered by such Holder plus accrued interest thereon. On and after the Put Option Exercise Date, interest will cease to accrue on the Notes Due 2027 or any portion thereof tendered for repayment. On or before the Put Option Exercise Date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the principal of and any accrued interest on the Notes Due 2027 to be tendered for repayment. On and after the Put Option Exercise Date, interest will cease to accrue on the Notes Due 2027 or any portion thereof tendered for repayment.

     A Holder must provide the Company with notice of its intention to exercise the Put Option during the period from and including February 1, 2009 through and including March 1, 2009. Such notice, once given, will be irrevocable unless waived by the Company.

     The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 if required and will file Schedule 13E-4 or any other schedule if required thereunder in connection with any offer by the Company to purchase the Notes Due 2027.

     Book-Entry Notes. So long as the Notes Due 2027 are held under the book-entry only system referred to below under " -- Delivery and Form," The Depository Trust Company ("DTC"), its nominee, Cede & Co. or any of DTC's Direct or Indirect Participants as registered Holders of the Notes Due 2027, will be entitled to tender the Notes Due 2027 on the Put Option Exercise Date for repayment and any such tenders will be effected by means of DTC's Repayment Option Procedures. During the period from and including February 1, 2009 to and including March 1, 2009 or, if such March 1, 2009 is not a business day, the next succeeding business day, DTC will receive instructions from its Participants (acting on behalf of owners of beneficial interests in the Notes Due 2027) to tender the Notes Due 2027 for repayment under DTC's Repayment Option Procedures. Such tenders for repayment will be made by DTC by means of a book-entry credit of the Notes Due 2027 to the account of the Trustee, provided that DTC receives instructions from tendering Participants by Noon on March 1, 2009. Promptly after the recording of any such book-entry credit, DTC will provide the Trustee an Agent Put Daily Activity Report in accordance with its Repayment Option Procedures, identifying the Notes Due 2027 and the aggregate principal amount thereof as to which such tenders for repayment have been made. OWNERS OF BENEFICIAL INTERESTS IN NOTES DUE 2027 WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH NOTES DUE 2027 MUST INSTRUCT THEIR RESPECTIVE DTC PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF MARCH 1, 2009.

     Certificated Notes. If at any time the use of a book-entry only system through DTC (or any successor securities depository) is discontinued with respect to the Notes Due 2027 as a result of the circum-stances described in the accompanying Prospectus under "Description of Debt Securities -- Book-Entry Debt Securities," tenders for repayment of such Notes on the Put Option Exercise Date shall be made according to the following procedures. The Trustee must receive at the principal office of the Trustee in New York City, during the period from and including February 1, 2009 to and including March 1, 2009, or if such March 1, 2009 is not a business day, the next succeeding business day, (i) the Notes Due 2027 with the form entitled "Option to Elect Repayment" on the reverse of the Note Due 2027 duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or a trust company in the United States of America, setting forth the name of the registered Holder of the Note Due 2027, the principal amount of the Note Due 2027, the principal amount of the Note Due 2027 to be repaid, the certificate number or a description of the tenor and terms of the Notes Due 2027, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note Due 2027 to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note Due 2027 duly completed will be received by the Trustee not later than five business days after the date of such telegram, telex, facsimile transmission or letter and such Note Due 2027 and form duly completed are received by the Trustee by such fifth business day. Any such notice received by the Trustee during the period from and including February 1, 2009 to and including March 1, 2009 shall be irrevocable, unless waived by the Company. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Note Due 2027 for repayment will be determined by the Company, whose determination will be final and binding.

OPTIONAL REDEMPTION

     The Notes Due 2004 and the Notes Due 2007 will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, and the Notes Due 2027 will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time beginning April 2, 2009, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of Notes, at respective redemption prices equal to the greater of
(i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 15 basis points for the Notes Due 2004 or plus 20 basis points for the Notes Due 2007 and the Notes Due 2027, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes Due 2004 or the Notes Due 2007, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc, Goldman, Sachs & Co., Credit Suisse First Boston and NationsBanc Capital Markets, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before the redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes Due 2004 or the Notes Due 2007 are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

DELIVERY AND FORM

     The Notes Due 2004, the Notes Due 2007 and the Notes Due 2027 initially will be represented by one or more global securities ("Global Securities") deposited with DTC and registered in the name of the nominee of DTC, except as set forth below. Each of the Notes will be available for purchase in denominations of $1,000 and integral multiples thereof, in book-entry form only. Unless and until certificated Notes are issued under the limited circumstances described in the accompanying Prospectus under "Description of Debt
Securities -- Book-Entry Debt Securities," no Beneficial Owner of a Note shall be entitled to receive a definitive certificate representing a Note. So long as DTC or any successor depository (collectively, the "Depository") or its nominee is the registered holder of the Global Securities, the Depository, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as Direct and Indirect Participants in the Depository. Such Participants may include Morgan Guaranty Trust Company of New York, Brussels, Belgium office ("Euroclear") or Cedel Bank societe anonyme.

     A further description of the Depository's procedures with respect to the Global Securities representing the Notes is set forth in the accompanying Prospectus under "Description of Debt Securities -- Book-Entry Debt Securities."

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are represented by the Global Securities, all payments of principal and interest will be made by the Company in immediately available funds.

     The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below.

                                            PRINCIPAL AMOUNT    PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
               UNDERWRITERS                 OF NOTES DUE 2004   OF NOTES DUE 2007   OF NOTES DUE 2027
               ------------                 -----------------   -----------------   -----------------
Salomon Brothers Inc......................    $276,000,000       $  506,000,000       $138,000,000
Goldman, Sachs & Co.......................     156,000,000          286,000,000         78,000,000
Credit Suisse First Boston Corporation....      84,000,000          154,000,000         42,000,000
NationsBanc Capital Markets, Inc. ........      84,000,000          154,000,000         42,000,000
                                              ------------       --------------       ------------
          Total...........................    $600,000,000       $1,100,000,000       $300,000,000
                                              ============       ==============       ============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to certain conditions precedent, that the Underwriting Agreement may be terminated under certain circumstances, and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less concessions not in excess of .450%, in the case of the Notes Due 2004, and not in excess of .500%, in the case of the Notes Due 2007 and the Notes Due 2027, of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, concessions not in excess of .250% of the principal amount of the Notes on sales to other dealers. After the initial public offering, the public offering prices and such concessions may be changed.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Notes are new issues of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that the Underwriters presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of the offering to cover all or a portion of such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Underwriters and certain of their affiliates and associates may be customers of, have borrowing relationships with, engage in transactions with, and/or perform services, including investment banking services, for, the Company and its affiliates in the ordinary course of business. NationsBanc Capital Markets, Inc., one of the Underwriters, is an affiliate of NationsBank of Texas, N.A., the Managing Agent and Administrative Agent under the Company's Credit Facility.

                     INFORMATION INCORPORATED BY REFERENCE

     As described in the Prospectus, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such documents filed by the Company with the Commission now may also be accessed electronically by means of the Commission's home page on the world wide web on the Internet at "http://www.sec.gov."

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of securities made by the Prospectus and this Prospectus Supplement shall be deemed to be incorporated by reference into the Prospectus and this Prospectus Supplement and to be a part of the Prospectus and this Prospectus Supplement from the date of filing of such document. Any statement contained in the Prospectus or herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in the Prospectus or herein, shall be deemed to be modified or superseded for purposes of the Prospectus and this Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus and this Prospectus Supplement.

     The Company will provide without charge to any person to whom the Prospectus and this Prospectus Supplement is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:

                                 WorldCom, Inc.
                             515 East Amite Street
                             Jackson, MS 39201-2702
                           Telephone: (601) 360-8600
                         Attention: Stephanie Q. Scott,
                        Director of Financial Reporting

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri. Certain legal matters in connection with the offering contemplated herein are being passed upon for the Company by P. Bruce Borghardt, General Counsel -- Corporate Development of the Company, and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS                                                 [WORLDCOM, INC. LOGO]

                                 WORLDCOM, INC.
                                DEBT SECURITIES

     WorldCom, Inc. (the "Company" or "WorldCom") may offer from time to time, in one or more series, debentures, notes, bonds, or other obligations ("Debt Securities"), which may be senior ("Senior Securities") or subordinated ("Subordinated Securities") to other indebtedness of the Company, all having an aggregate initial public offering price not to exceed $3,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies, including European Currency Units. The Debt Securities may be offered separately or as units with other securities, in separate series in amounts, at prices, and on terms to be determined at or prior to the time of sale. The Debt Securities will be direct unsecured obligations of the Company.

     The specific terms of the Debt Securities with respect to which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering and sale of the Debt Securities and the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, among other things, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any index or formula for determining the amount of any principal, premium, or interest payment, any exchange, redemption, prepayment, or sinking fund provisions, the currency or currency unit in which principal, premium, or interest is payable, whether the securities are issuable in registered form or in the form of global securities, and the designation of the trustee acting under the applicable indenture. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listings on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     The Company may sell the Debt Securities directly to purchasers, through agents designated from time to time, or through underwriters or dealers on terms determined by market conditions at the time of sale. If any agents, underwriters, or dealers are involved in the sale of the Debt Securities, the names of such agents, underwriters, or dealers and any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 26, 1997.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet Web site (http://www.sec.gov) that contains reports, proxy statements and other materials filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, DC 20006.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Any statements contained in this Prospectus and accompanying Prospectus Supplement as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and the schedules thereto. For further information pertaining to the Company or the Debt Securities offered hereby, reference is made to the Registration Statement and such exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     "WorldCom" is a service mark of the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (formerly Resurgens Communications Group, Inc.) under File No. 0-11258 (formerly File No. 1-10415) pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

          (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) WorldCom's Report by Issuer of Securities Quoted on NASDAQ on Form 10-C dated July 12, 1996;

          (3) WorldCom's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          (4) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996) (as amended on Forms 8-K/A filed August 30, 1996, November 4, 1996 and November 20, 1996) and dated December 31, 1996 (filed January 15, 1997);

          (5) audited financial statements as of December 31, 1994 and 1993 and for the years then ended of the network services operations of Williams Telecommunications Group, Inc. ("WilTel"), including WilTel, Inc., WilTel Undersea Cable, Inc. and WilTel International Inc., which were wholly owned subsidiaries of WilTel (collectively "WilTel Network Services"), included in WorldCom's Current Report on Form 8-K/A dated August 22, 1994 (filed April 19, 1995);

          (6) audited financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of MFS Communications Company, Inc. ("MFS") included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996);

          (7) audited financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of UUNET Technologies, Inc. ("UUNET"), a wholly owned subsidiary of MFS, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996);

          (8) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

          (9) WorldCom's Current Report on Form 8-K dated March 18, 1997 (filed March 24, 1997).

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     References in this Prospectus to the "Company" include reference to WorldCom and/or its direct and indirect subsidiaries.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN AND MAY NOT BE DELIVERED HEREWITH, AS INDICATED ABOVE. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO BELOW WHICH ARE INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO STEPHANIE Q. SCOTT, DIRECTOR OF FINANCIAL REPORTING, WORLDCOM, INC., 515 EAST AMITE STREET, JACKSON, MISSISSIPPI 39201-2702; TELEPHONE NUMBER (601) 360-8600.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in the section entitled "The Company," and certain statements incorporated by reference from documents filed with the Commission by the Company, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

                                  THE COMPANY

     WorldCom, a Georgia corporation, is one of the four largest long distance telecommunications companies in the United States based on 1995 revenues. The Company provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations, with service to points throughout the nation and the world.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, which may include the repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for each of the five years ended December 31, 1996, which ratios are based on the historical consolidated financial statements of WorldCom. The table also sets forth the pro forma combined data for the year ended December 31, 1996, which data gives effect to the merger with MFS on December 31, 1996 (the "MFS Merger") and MFS' acquisition of UUNET on August 12, 1996 as if such transactions had occurred January 1, 1996. The pro forma combined data are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the date indicated above nor do they purport to indicate results which may be attained in the future.

                                                                   HISTORICAL
                                                -------------------------------------------------
                                                            YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------
                                                 1992      1993      1994      1995       1996
                                                ------    ------    ------    ------    ---------
Ratio of Earnings to Fixed Charges............  1.47:1    5.10:1    0.15:1    2.59:1       N/A
Deficiency of Earnings to Fixed Charges
  (in thousands)..............................      --        --    52,597        --    2,066,991

                                                              PRO FORMA COMBINED
                                                              ------------------
                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1996
                                                              ------------------
Ratio of Earnings to Fixed Charges..........................       N/A
Deficiency of Earnings to Fixed Charges (in thousands)......      2,754,007

      NOTES TO COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of interest. For the historical years ended December 31, 1994 and 1996 and the pro forma combined period ended December 31, 1996, earnings were inadequate to cover fixed charges by the amounts shown.

(2) Results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge is based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. The expense includes $1.6 billion associated with UUNET and $0.54 billion related to MFS.

    Additionally, 1996 results include other after-tax charges of $121 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and a $344 million after-tax write-down of operating assets within the Company's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Indentures under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities, as well as any modifications or additions to such general terms that may apply in the case of such Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

THE INDENTURES

     Senior Securities, if issued in the future, will be issued under an Indenture (the "Senior Indenture") between the Company and one or more trustees to be selected by the Company (collectively, the "Senior Trustee"). Subordinated Securities, if issued in the future, will be issued under an Indenture (the "Subordinated Indenture") between the Company and one or more trustees to be selected by the Company (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture." The Senior Trustee and the Subordinated Trustee are sometimes referred to herein as the "Trustee."

     The Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each Indenture will be available for inspection at the offices of the Trustee. The following description of the Indentures and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective Indentures. All section references appearing herein are to sections of the applicable Indenture or Indentures, and capitalized terms defined in the Indentures are used herein as therein defined (unless otherwise defined herein).

GENERAL TERMS OF DEBT SECURITIES

     Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture (Section 301 of the Indentures). Each Indenture also provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series (Section 608 of the Indentures).

     In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 609 of the Indentures), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under such Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities to be offered for the following terms thereof: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the purchase price of such Debt Securities (expressed as a percentage of the principal amount); (4) the date or dates, or the method for determining such date or dates, on which the principal (and premium, if any) of such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any; (6) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for the interest payable on any registered Security on such Interest Payment Dates, and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months; (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable and such Debt Securities may be surrendered for registration of transfer or exchange; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed or purchased, as a whole or in part, pursuant to such obligation; (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (12) any additions, modifications or deletions in the terms of such Debt Securities with respect to the Events of Default set forth in the respective Indentures; (13) any additions, modifications or deletions in the terms of such Debt Securities with respect to the other covenants set forth in the respective Indentures; (14) whether such Debt Securities will be issued in certificated or book-entry form; (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 or any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 or any integral multiple thereof; and (16) any other terms of such Debt Securities not inconsistent with the provisions of the respective Indentures (Section 301 of the Indentures).

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities (other than those issued in global form) will be issued in registered form in denominations of $1,000 and integral multiples thereof or in bearer form in a denomination of $5,000 (Section 302 of the Indentures).

CERTIFICATED SECURITIES

     Except as may be set forth in the applicable Prospectus Supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures).

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture, and then forwarded to the depository.

     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on DTC's procedures and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to take any action that a holder is entitled to take under the applicable Indenture, DTC will authorize the participants holding the relevant beneficial interests to give or take such action, and such participants will otherwise act upon the instructions of beneficial owners holding through them.

     If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

          DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

          Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

          To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

          Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

          Principal, premium, if any, and interest payments on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

     None of the Company, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

MERGER

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance and observance of all the covenants and conditions of the applicable Indenture; and (b) the Company or such successor corporation shall not immediately thereafter be in default under the applicable Indenture (Section 801 of the Indentures).

LIMITATION ON LIENS

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, or suffer to be created or to exist, any Lien (other than Permitted Liens) upon any of its Property or assets, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Debt Securities will be secured by such Lien equally and ratably with (or prior to) all other indebtedness of the Company or any Restricted Subsidiary secured by such Lien for so long as any such other indebtedness of the Company or any Restricted Subsidiary shall be so secured. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, issue, assume or guarantee indebtedness secured by Liens on Property that are not Permitted Liens without equally and ratably securing the Debt Securities, provided that the sum of all such indebtedness then being issued, assumed or guaranteed together with such indebtedness theretofore issued, assumed or guaranteed that remains outstanding does not exceed 15% of the Consolidated Net Tangible Assets prior to the time such indebtedness was issued, assumed or guaranteed (Section 1004 of the Indentures).

     "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of this covenant, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any person, any and all shares or other equivalents (however designated) of corporate stock, partnership interest or any other participation, right, warrant, option or other interest in the nature of an equity interest in such person, but excluding any debt security convertible or exchangeable into such equity interest.

     "Consolidated Net Tangible Assets" means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with GAAP, less (i) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (ii) goodwill, trademarks, patents and minority interests of others.

     "GAAP" means United States generally accepted accounting principles as in effect as of the date of determination, unless stated otherwise.

     "Lien" means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction (other than any easement or zoning restriction not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

     "Permitted Liens" means (i) Liens existing on the date of the Indenture;
(ii) Liens on Property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of or within 270 days after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof; (iii) Liens securing indebtedness owing by a Restricted Subsidiary to the Company or any wholly-owned Subsidiary of the Company; (iv) Liens on Property of any entity, or on the stock, indebtedness or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with the Company or a Restricted Subsidiary or (c) the Company or a Restricted Subsidiary acquires all or substantially all of the assets of such entity; provided that no such Lien extends to any other Property; (v) Liens on Property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to such Property; (vi) Liens on the Property of the Company or any of its Subsidiaries securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other nondelinquent obligations of a like nature, in each case, incurred in the ordinary course of business; (vii) Liens securing Capital Lease Obligations, provided that (a) any such Lien attaches to the Property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the Property so acquired; (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; (ix) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation; (x) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings; (xi) Liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' Liens and Liens of landlords or of mortgages of landlords on fixtures and movable Property located on premises leased in the ordinary course of business; (xii) Liens on personal Property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof and on accounts receivable associated with a receivables financing program of the Company or any of its Subsidiaries; and (xiii) any renewal, extension or replacement (in whole or in part) for any Lien permitted pursuant to exceptions (i) through (xii) above or of any indebtedness secured thereby, provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

     "Property" means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other person (but excluding Capital Stock or other securities issued by such first mentioned person).

     "Receivables Subsidiary" means a special purpose wholly-owned Subsidiary created in connection with any transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

     "Restricted Subsidiary" means any Subsidiary of the Company if (i) such Subsidiary has substantially all of its Property in the United States (other than its territories and possessions) and (ii) at the end of the most recent fiscal quarter of the Company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Subsidiary held by the Company and its other Subsidiaries exceeded 10% of the Company's Consolidated Net Tangible Assets; provided, however, that the term Restricted Subsidiary shall not include (a) any of MFS Communications Company, Inc. or its Subsidiaries unless and until such time as such corporation is designated by the Company as a "Restricted Subsidiary" or otherwise similarly treated under the Company's $3.75 billion five-year revolving credit facility or any other agreement of the Company for indebtedness for borrowed money or (b) any Receivables Subsidiary.

     "Sale and Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of its Restricted Subsidiaries.

     "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Senior Indenture. The Senior Indenture provides that, except as may be provided with respect to any particular series of Debt Securities, the following events are Events of Default with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $50,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or all or substantially all of its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Senior Indenture).

     The Senior Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Senior Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Senior Indenture).

     If an Event of Default under the Senior Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Senior Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Senior Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Senior Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) have been cured or waived as provided in the Senior Indenture (Section 502 of the Senior Indenture). The Senior Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may waive certain past defaults with respect to such series and its consequences (Section 513 of the Senior Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Senior Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Senior Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Senior Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Senior Indenture).

     Subject to provisions in the Senior Indenture relating to its duties in case of default, the Senior Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Senior Indenture, unless such Holders shall have offered to the Senior Trustee reasonable security or indemnity (Section 602 of the Senior Indenture). Subject to such provisions for indemnification and certain limitations contained in the Senior Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred upon the Senior Trustee (Section 512 of the Senior Indenture).

     Subordinated Indenture. The Subordinated Indenture provides that, except as may be provided with respect to any particular series of Debt Securities, the following events are Events of Default with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Subordinated Indenture; (e) certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $50,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events relating to the bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or all or substantially all of its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Subordinated Indenture).

     As with the Senior Indenture, the Subordinated Trustee may withhold notice to the Holders of any series of Debt Securities issued under the Subordinated Indenture of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Subordinated Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Subordinated Indenture).

     If an Event of Default under the Subordinated Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the Subordinated Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt

Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Subordinated Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Subordinated Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (on specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Subordinated Indenture). The Subordinated Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may waive certain past defaults with respect to such series and its consequences (Section 513 of the Subordinated Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Subordinated Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Subordinated Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Subordinated Indenture and, if so, specifying each such default and the nature and status thereof (Section 1004 of the Subordinated Indenture).

     Subject to provisions in the Subordinated Indenture relating to its duties in case of default, the Subordinated Trustee is under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Subordinated Indenture, unless such Holders shall have offered to the Subordinated Trustee reasonable security or indemnity (Section 602 of the Subordinated Indenture). Subject to such provisions for indemnification and certain limitations contained in the Subordinated Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or of exercising any trust or power conferred upon the Subordinated Trustee (Section 512 of the Subordinated Indenture).

MODIFICATION OF THE INDENTURES

     Senior Indentures. Modifications and amendments of the Senior Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities under the Senior Indenture which are affected by the modifications or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of (or premium, if any, on), or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; or (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Senior Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder (Section 902 of the Senior Indenture). The Senior Indenture also contains provisions permitting the Company and the Senior Trustee to amend the Senior Indenture without the consent of the holders of any Senior Securities in certain limited circumstances, such as to evidence the succession of another entity to the

Company and the assumption by such successor of the covenants of the Company contained in the Senior Indenture, to secure the Securities and to cure any ambiguity, to correct or supplement any provision in the Senior Indenture which may be inconsistent with any other provision of the Senior Indenture (Section 901 of the Senior Indenture).

     Subordinated Indenture. Modifications and amendments of the Subordinated Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities under the Subordinated Indenture which are affected by the modifications or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of (or premium if any, on), or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Subordinated Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or (f) subordinate the indebtedness evidenced by any such Debt Security to any indebtedness of the Company other than Senior Indebtedness (as defined in the Subordinated Indenture) (Section 902 of the Subordinated Indenture). The Subordinated Indenture also contains provisions permitting the Company and the Subordinated Trustee to amend the Subordinated Indenture without the consent of the holders of any Subordinated Securities in certain limited circumstances, such as to evidence the succession of another entity to the Company and the assumption by such successor of the covenants of the Company contained in the Subordinated Indenture, to secure the Securities and to cure any ambiguity, to correct or supplement any provision in the Subordinated Indenture which may be inconsistent with any other provision of the Subordinated Indenture (Section 901 of the Subordinated Indentures).

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that, unless the provisions of Article Fourteen thereof are made inapplicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of either Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402 of the Indentures) or (b) to be released from its obligations with respect to any covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of the Indentures), in either case upon the irrevocable deposit by the Company with the relevant Trustee (or other qualifying trustee), in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the relevant Trustee an Opinion of Counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities and any related coupons will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404 of the Indentures).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the currency, currency unit or composite currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate (Section 1405 of the Indentures). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a foreign currency, currency unit or composite currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 312 of the Indentures).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Events of Default described in clauses (d) and (g) under "Events of Default, Notice and Waiver -- Senior Indenture" and in clauses (d) and (g) under "Events of Default, Notice and Waiver -- Subordinated Indenture," the amount in such currency, currency unit or composite currency in which such Debt Securities and any related coupons are payable, and Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

SENIOR SECURITIES

     Senior Securities are to be issued under the Senior Indenture. Each series of Senior Securities will constitute Senior Indebtedness and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated debt (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.

SUBORDINATION OF SUBORDINATED SECURITIES

     Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1601 of the Subordinated Indenture). The applicable Prospectus Supplement for each issuance of Subordinated Securities will set forth the aggregate amount of outstanding indebtedness of the Company as of the most recent practicable date that by the terms of such indebtedness would be senior to and pari passu to the offered Subordinated Securities.

     Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.

     Subordination Provisions. In the event (a) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture, or (b) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (c) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in
Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said
Section 502, then:

          (1) in a circumstance described in the foregoing clause (a) or (b) the holders of all Senior Indebtedness, and in the circumstance described in the foregoing clause (c) the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;

          (2) if upon any payment or distribution contemplated in clause (1) after giving effect to the subordination provisions contemplated therein there shall remain any amounts of cash, property or securities of the Company available for payment or distribution in respect of Subordinated Securities, then the amount of such cash, property or securities shall be shared ratably among the Holders of all Subordinated Securities issued under the Subordinated Indenture and any subordinated indebtedness ranking on a parity therewith;

          (3) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Company issued in a reorganization or readjustment), to which the Holders of any of the Subordinated Securities would be entitled except for the provisions of Article Sixteen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clauses (1) and (2) above), or their representatives on their behalf, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clauses (1) and (2) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of the Subordinated Securities; and

          (4) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representatives on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

     By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency of the Company, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities upon such insolvency.

DESIGNATION OF SENIOR INDEBTEDNESS

     Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) hereof expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company. (Section 101 of the Subordinated Indenture).

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in or outside the United States through underwriters, through or to dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Debt Securities offered hereby will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of Debt Securities with respect to which this Prospectus is delivered, the Company will sell such Debt Securities to the dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Debt Securities.

         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     When so provided in the Prospectus Supplement, investors in the Global Securities representing any of the Debt Securities issued hereunder may hold a beneficial interest in such Global Securities through DTC, CEDEL or Euroclear (as defined below) or through participants. The Global Securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable Prospectus Supplement.

     Cedel Bank societe anonyme ("CEDEL") is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars.

CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters named in any Prospectus Supplement. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters named in any Prospectus Supplement. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of Morgan Guaranty Trust Company of New York ("Morgan") which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Principal, premium, if any, and interest payments with respect to Debt Securities held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations as described below. The CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the relevant Indenture on behalf of a CEDEL participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect such actions on its behalf through the depository.

INITIAL SETTLEMENT

     All Global Securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective depositories, Citibank and Morgan, which in turn will hold such positions in accounts as participants of DTC.

     Global Securities held through DTC will follow the settlement practices described above. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Global Securities held through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures described above.

     Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

     Trading between DTC Seller and CEDEL or Euroclear Purchaser. When beneficial interests in the Global Securities are to be transferred from the account of a DTC participant to the account of a CEDEL participant or a Euroclear participant, the purchaser will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. CEDEL or Euroclear will instruct Citibank or Morgan, respectively, as the case may be, to receive a beneficial interest in the Global Securities against payment. Unless otherwise set forth in the Prospectus Supplement, payment will include interest accrued on the beneficial interest in the Global Securities so transferred from and including the last coupon payment date to and excluding the settlement date, on the basis on which interest is calculated on the Debt Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Morgan to the DTC participant's account against delivery of the beneficial interest in the Global Securities. After settlement has been completed, the beneficial interest in the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the beneficial interest in Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

     CEDEL participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if CEDEL or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL participants or Euroclear participants purchasing beneficial interest in Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Securities were credited to their accounts. However, interest on the beneficial interests in the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in Global Securities to Citibank or Morgan for the benefit of CEDEL participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

     Trading between CEDEL or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, CEDEL and Euroclear participants may employ their customary procedures to transactions in which the beneficial interest in the Global Securities is to be transferred by the respective clearing system, through Citibank or Morgan, to a DTC participant. The seller will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct Citibank or Morgan, as appropriate, to deliver the beneficial interest in the Global Securities to the DTC participant's account against payment. Payment will include interest accrued on the beneficial interests in the Global Securities from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL or Euroclear participant the following day, and receipt of the cash proceeds in the CEDEL or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the CEDEL or Euroclear participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use CEDEL or Euroclear and that purchase beneficial interests in Global Securities from DTC participants for credit to CEDEL participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (1) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

          (2) borrowing beneficial interests in the Global Securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Securities sufficient time to be reflected in the appropriate CEDEL or Euroclear account in order to settle the sale side of the trade; or

          (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the CEDEL participant or Euroclear participant.

     Although the DTC, CEDEL and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among participants of the DTC, CEDEL and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of Global Securities holding securities, directly or indirectly, through CEDEL or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements, and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

          Exemption for non-U.S. persons (Form W-8). Non-U.S. persons that are beneficial owners (other than a beneficial owner that owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or a controlled foreign corporation that is related to the Company through stock ownership) can obtain a complete exemption from the withholding tax by filing a properly completed Form W-8 (Certificate of Foreign Status).

          Exemption for non-U.S. persons with effectively connected income (Form
     4224). A non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, that is a beneficial owner and for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

          Exemption or reduced rate for non-U.S. persons resident in treaty countries (Form 1001). Non-U.S. persons that are beneficial owners that are entitled to the benefits of an income tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the beneficial owner or the beneficial owner's agent.

          Exemption for U.S. Persons (Form W-9). U.S. persons can obtain a complete exemption from the withholding tax by filing a properly completed Form W-9 (Request for Taxpayer Identification Number and Certification).

U.S. FEDERAL INCOME TAX REPORTING PROCEDURE

     The beneficial owner of the Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the entity through whom it directly holds the Global Security. For example, if the beneficial owner is listed directly on the books of Euroclear or CEDEL as the holder of the Debt Security, the IRS Form must be provided to Euroclear or CEDEL, as the case may be. Each person through which a Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Debt Security, until the IRS Form is received by the U.S. person who would otherwise be required to withhold U.S. federal income tax from interest on the Debt Security. For example, in the case of Debt Securities held through Euroclear or CEDEL, the IRS Form (or a copy thereof) must be received by the U.S. depositary of such clearing agency. Applicable procedures include, if a beneficial owner of the Debt Security provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution (a "financial institution") that holds the Debt Security in the ordinary course of its trade or business on the owner's behalf, that such financial institution certify to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and that it furnish the payor with a copy thereof.

     As used in this section on tax documentation requirements and the following section ("Additional U.S. Federal Tax Considerations for Non-U.S. Persons"), the term "U.S. person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more U.S. fiduciaries have the authority to control all the trust's substantial decisions. The term "United States" means the United States of America (including the States and the District of Columbia).

ADDITIONAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. PERSONS

     Any capital gain realized on the sale, exchange, redemption or other disposition of Debt Securities by a non-U.S. person will not be subject to United States federal income or withholding taxes unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, or other disposition or receipt and certain other conditions are met, or the gain is effectively connected with a United States trade or business of the non-U.S. person.

     Payments made on Debt Securities and proceeds from the sale of Debt Securities received by a non-U.S. person will not be subject to a backup withholding tax of 31% or to information reporting requirements unless, in general, the holder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax or reporting requirements under applicable provisions of the Code. (See "Global Clearance, Settlement and Tax Documentation Procedures -- Certain U.S. Federal Income Tax Documentation Requirements").

     On April 15, 1996, the Internal Revenue Service released proposed revisions (the "Proposed Regulations") to the regulations interpreting the withholding tax, information reporting and backup withholding tax rules described above. In general, the Proposed Regulations would require certain non-U.S. persons to provide additional information in order to establish an exemption from or reduce the rate of withholding tax or backup withholding tax, and in particular would require that foreign partnerships and partners of a foreign partnership provide certain information and comply with certain certification requirements not required under existing law. The Proposed Regulations are proposed generally to be effective for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the Proposed Regulations ultimately will be adopted.

     Debt Securities will not be subject to United States federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, unless such holder at the time of death actually or constructively owns 10% or more of the combined voting power of all classes of stock of the Company or, at the time of such holder's death, payments of interest on such Debt Securities are effectively connected with the conduct by such holder of a trade or business in the United States.

     This summary does not deal with all aspects of U.S. income tax and withholding or the application of any U.S. income or estate tax treaty that may be relevant to foreign beneficial owners of the Global Securities, including special categories of foreign investors who may not be eligible for exemptions from U.S. withholding tax. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of beneficial interests in the Global Securities. Any additional requirements, if applicable, will be set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities will be passed upon for the Company by P. Bruce Borghardt, Esq., General Counsel -- Corporate Development of the Company and for any underwriters or agents by a firm named in the Prospectus Supplement relating to a particular issue of Debt Securities.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The consolidated statements of operations, shareholders' equity and cash flows of IDB Communications Group, Inc. for the year ended December 31, 1993 and the related financial statement schedule (such financial statements and financial statement schedule have not been separately included herein or incorporated by reference) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference from WorldCom's Annual Report on Form 10-K for the year ended December 31, 1995, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of WilTel Network Services, as of December 31, 1994 and 1993 and for the years then ended, incorporated by reference in this registration statement, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon, also incorporated by reference in this registration statement. Such combined financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of MFS as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of UUNET as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
The Company...........................   S-3
Use of Proceeds.......................   S-4
Capitalization........................   S-4
Description of the Notes..............   S-5
Underwriting..........................   S-9
Information Incorporated by
  Reference...........................  S-10
Legal Matters.........................  S-10
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Cautionary Statement Regarding
  Forward-Looking Statements..........     3
The Company...........................     4
Use of Proceeds.......................     4
Ratio of Earnings to Fixed Charges....     4
Description of Debt Securities........     5
Plan of Distribution..................    17
Global Clearance, Settlement and Tax
  Documentation Procedures............    18
Legal Matters.........................    23
Experts...............................    23

$2,000,000,000

WORLDCOM, INC.

$600,000,000
7.55% SENIOR NOTES DUE 2004

$1,100,000,000
7.75% SENIOR NOTES DUE 2007

$300,000,000
7.75% SENIOR NOTES DUE 2027

[WORLDCOM, INC. LOGO]

SALOMON BROTHERS INC

GOLDMAN, SACHS & CO.

CREDIT SUISSE FIRST BOSTON

NATIONSBANC CAPITAL
MARKETS, INC.

PROSPECTUS SUPPLEMENT

DATED MARCH 26, 1997